                                                                     Exhibit 2.5

                      PREFERRED STOCK PURCHASE AGREEMENT
                      ----------------------------------


       This Preferred Stock Purchase Agreement is made and entered into as of this 21st day of April, 1994, by and between BB&T Financial Corporation, a North Carolina corporation (the "Purchaser") and Commerce Bank, a bank chartered under the laws of the State of Virginia (the "Bank").

       WHEREAS, the Purchaser desires to purchase and the Bank desires to issue and sell to the Purchaser up to one hundred twenty thousand (120,000) shares of Non-Cumulative Preferred Stock, Series A, of the Bank, par value $5.00 per share, having the terms and conditions set forth in Exhibit A hereto (the "Preferred Stock"), on the terms and subject to the conditions hereinafter set forth;

       WHEREAS, the Board of Directors of the Purchaser has approved this Agreement and has determined that the arrangements provided for herein are in the best interests of the Purchaser and its stockholders; and

       WHEREAS, the Board of Directors of the Bank has approved this Agreement and has determined that the arrangements provided for herein are in the best interests of the Bank and its stockholders;

       NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties and covenants herein set forth, and subject to the conditions herein set forth, the parties hereto agree as follows:


                                   ARTICLE I
                                   ---------

                                  Definitions
                                  -----------

       For purposes of this Agreement, the following expressions shall have the meanings respectively set forth below:

       "1933 Act" shall mean the Securities Act of 1933, as amended.

       "Affiliate" of, or any person "affiliated" with, the person or entity specified, shall mean any corporation, partnership, joint venture, association, organization or other person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified.

       "Agreement" shall mean this Preferred Stock Purchase Agreement, made and entered into on the date first above written by and between the Purchaser and the Bank.

       "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

       "Commitment" shall have the meaning set forth in Section 2.01(b) hereof.

       "Common Stock" shall have the meaning set forth in Section 4.01(b) hereof, or shall mean other securities into which the Preferred Stock shall become convertible pursuant to the terms of the Preferred Stock.

       "Conversion Shares" shall mean the shares of Common Stock issuable upon conversion of the Preferred Stock.

       "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System, or any successor thereto.

       "FDIC" shall mean the Federal Deposit Insurance Corporation, or any successor thereto.

       "Initial Closing" shall mean the closing of the transaction described in
Section 2.01(a) of this Agreement.

       "Initial Closing Date" shall mean the first business day following satisfaction of the conditions precedent set forth in Articles VII and VIII hereof, or such other date as may be mutually agreed to by the parties hereto.

       "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotation National Market System.

       "Preferred Stock" shall have the meaning set forth in the first Whereas clause hereof.

       "Purchase Price" shall mean $100.00 per share of Preferred Stock.

       "Purchased Shares" shall mean the shares of Preferred Stock which the Bank shall sell to the Purchaser pursuant to this Agreement.

       "SEC" shall mean the United States Securities and Exchange Commission, or any successor thereto.

       "Shares" shall mean the Purchased Shares and the Conversion Shares, collectively.

       "Subsequent Closing" shall mean a closing of a transaction described in
Section 2.01(b) of this Agreement.

       "Subsequent Closing Date" shall mean the date mutually agreed to by the parties hereto upon which the Subsequent Closing shall occur.

                                  ARTICLE II
                                  ----------

                          Purchase and Sale of Shares
                          ---------------------------

       2.01  Purchase of Shares from the Bank.
             --------------------------------

             (a) Initial Closing.  At the Initial Closing, on the terms and
                 ---------------
subject to the conditions set forth herein, the Bank shall issue, sell and deliver to the Purchaser, and the Purchaser shall purchase for the Purchase Price and accept from the Bank, 30,000 shares of Preferred Stock. At the Initial Closing, the Bank shall deliver to the Purchaser a certificate or certificates registered in the name of the Purchaser and evidencing the number of Purchased Shares purchased by the Purchaser and shall take all actions necessary to reflect such issuance and purchase on the Bank's books and records.

             (b) Commitment to Purchase and Sell Additional Shares.  The
                 -------------------------------------------------
Purchaser hereby commits to purchase and the Bank hereby commits to issue and sell to the Purchaser up to an additional 90,000 shares of Preferred Stock (the "Commitment") at one or more Subsequent Closings, unless the Commitment is otherwise terminated as provided herein. The Bank's rights under the Commitment may be exercised by sending written notice to the Purchaser specifying the number of shares to be purchased, which number may not be less than 10,000 shares on any one occasion. Purchaser shall purchase such shares within 60 days of receipt of such notice, provided, however, that if within such 60 day period any required regulatory approval or clearance to purchase such shares has not been received or any required waiting period following such approval or clearance has not expired, the Purchaser shall purchase such shares within five business days following receipt of such approval or clearance or expiration of such waiting period. The Commitment shall expire at the close of business on the last day of the calendar quarter in which the Commitment shall commence, but shall be renewed automatically on such date for an additional calendar quarter and on a quarterly basis thereafter until December 31, 2000 (so that the last renewal date shall be September 30, 1999) so long as at all times up to and including the renewal date, the amount of the Bank's total tangible equity plus loan loss reserves is not less than seven times the amount of its Non-performing Assets. For purposes of this Section 2.01(b), the term "Non-performing Assets" shall mean non-accrual and restructured loans and foreclosed property. The Bank shall report the amount of its tangible equity plus loan loss reserves and its Non-performing Assets to the Purchaser as of the end of each month within 10 days after the end of each month. Notwithstanding the foregoing, the Commitment may be terminated at any time by the Purchaser by written notice to the Bank, given before or after receipt of notice from the Bank of the exercise of its rights under the Commitment, (i) upon the resignation or termination of the employment of G. Robert Aston, Jr. as chief executive officer of the Bank, (ii) if the amount of the Bank's tangible equity plus loan loss reserves is less than seven times the amount of its Non-performing Assets, (iii) upon a material adverse change in the business or prospects of the Bank, solely as determined by the Purchaser, (iv) upon occurrence of any event giving rise to a right by the Purchaser to convert the Preferred Stock pursuant to the terms thereof, (v) if issuance of the number of shares of Common Stock issuable upon conversion of the number of shares of Preferred Stock that would be outstanding after giving effect to the issuance of the number of shares of Preferred Stock specified in the notice by the Bank of the exercise of its rights under the Commitment would require shareholder approval under the Bank's charter or bylaws or under applicable law or the rules for quotation of the Common Stock on NASDAQ or any national securities exchange on which the Common Stock may be listed, and such shareholder approval has not been obtained, or (vi) if the Bank is in breach of its covenant to maintain authorized and unissued shares of Common Stock as set forth in Section 5.07 hereof.

             (c) Subsequent Closing.  At any Subsequent Closing, on the terms
                 ------------------
and subject to the conditions set forth herein, the Bank shall issue, sell and deliver to the Purchaser, and the Purchaser shall purchase for the Purchase Price and accept from the Bank, the number of shares of Preferred Stock specified in the notice given by the Bank to the Purchaser under Section 2.01(b) hereof.

             At any Subsequent Closing, the Bank shall deliver to the Purchaser a certificate or certificates registered in the name of the Purchaser and evidencing the number of Purchased Shares purchased by the Purchaser and shall take all actions necessary to reflect such issuance and purchase on the Bank's books and records.

       2.02  Purchase Price of Shares.
             ------------------------

       The aggregate Purchase Price to be paid at each of the Initial Closing in accordance with Section 2.01(a) and the Subsequent Closing in accordance with
Section 2.01(c) shall be payable by the Purchaser by wire transfer to an account designated in a writing delivered to the Purchaser by the Bank at least two business days prior to the Initial Closing Date or the Subsequent Closing Date, as the case may be, or by certified check in immediately available funds drawn to the order of the Bank if no such writing is timely delivered.

       2.03  Closings.
             --------

       The Initial Closing and any Subsequent Closing shall take place at the principal executive office of the Purchaser, at

10:00 a.m., on the Initial Closing Date and any Subsequent Closing Date, as the case may be, or at any other place and time as the parties may agree.


                                  ARTICLE III
                                  -----------

                         Representations and Warranties
                         ------------------------------
                                  of Purchaser
                                  ------------

       3.01  The Purchaser represents and warrants to the Bank as follows:

             (a) Organization, Authority and Binding Agreement.  The Purchaser
                 ---------------------------------------------
is a corporation duly organized, validly existing and in good standing under the laws of North Carolina, and has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been effectively authorized on the part of the Purchaser by all necessary action, corporate or otherwise. This Agreement has been duly executed and delivered by an authorized officer of the Purchaser and, assuming due execution and delivery by the Bank, constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as enforcement thereof may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the effect of applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers.

             (b) Agreement Not in Breach of Other Instruments.  The execution
                 --------------------------------------------
and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not violate or result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any material agreement, mortgage, indenture, deed of trust, lease, loan agreement or other agreement or instrument to which the Purchaser is a party or by which it is bound, the articles of incorporation or bylaws or similar documents of the Purchaser, or any judgment, decree, order, writ, award or injunction of any court, governmental body or arbitrator, or any law, rule or regulation applicable to the Purchaser.

             (c) Consents and Approvals.  No consents, approvals or
                 ----------------------
authorizations from any governmental entities or any other person, under any law, rule, regulation, contract or agreement, are required for the execution, delivery and performance of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby, except as have been or will have been obtained by the Initial Closing Date.

          (d) Investment Representation.  The Purchaser is or will be acquiring
              -------------------------
the Purchased Shares and the Conversion Shares, as the case may be, from the Bank for its own account for investment only and not with a view to making a distribution thereof within the meaning of the 1933 Act. Neither the Purchased Shares nor the Conversion Shares will be sold or transferred by the Purchaser in violation of the securities laws of the United States or any state thereof or other jurisdiction, nor in violation of Article VI of this Agreement. The Purchaser is aware that as of the date hereof neither the Purchased Shares nor the Conversion Shares have been registered under the 1933 Act or any state or other jurisdiction's securities laws, and that the Purchased Shares and the Conversion Shares must be held indefinitely unless subsequently registered or an exemption from such registration is available. The Purchaser is aware that it will not be readily able to liquidate its investment in the Purchased Shares and the Conversion Shares. The Purchaser is a bona fide resident of the jurisdiction set forth for its address in Section 10.01 and has no present intention of changing its jurisdiction of residence. The Purchaser understands and agrees that the certificate or certificates representing the Purchased Shares and the Conversion Shares will bear a legend substantially to the effect set forth in Section 6.03(b) and that a stop transfer order may be placed with respect thereto. The proposed investment in the Purchased Shares and the Conversion Shares is a permissible and legal investment for the Purchaser under any legal investment laws applicable to the Purchaser.

          (e) Access; Sophistication; etc.
              ---------------------------

              1. The Purchaser is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated by the SEC under the 1933 Act and was not formed for the specific purpose of acquiring the Purchased Shares or the Conversion Shares. The Purchaser has conducted its own independent review of the Bank and its financial condition and has relied only on such review and the representations, warranties, terms and conditions of this Agreement.

              2. The Purchaser acknowledges that all documents, books and records requested by it and pertaining to the Bank have been made available to it for inspection by it and its agents and representatives; that it and its agents and representatives have had a reasonable opportunity to ask questions of, and receive answers from, the Bank or officers of the Bank concerning the terms and conditions of the offering of the Purchased Shares and the business and prospects of the Bank.

The Purchaser and its respective agents and representatives have such knowledge and experience in financial and business matters as to enable them to utilize the information made available to them in connection with the purchases contemplated hereby, to evaluate the merits and risks of an investment in the Bank and to make an informed decision with respect thereto and such an evaluation and informed decision has been made.

          (f) No Brokerage Fees.  No broker or finder has acted for the
              -----------------
Purchaser in connection with this Agreement or the transactions contemplated hereby and no broker or finder is entitled to any brokerage or finder's fees or other commission in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of the Purchaser.

          (g) No Misleading Statements, etc.  No representation or warranty made
              ------------------------------
by the Purchaser in any certificate, agreement, schedule or other document furnished or to be furnished to the Bank or to any federal or state governmental agency in connection with this Agreement and the transactions contemplated hereby as of their respective dates contains or will contain any untrue statement of material fact or omits or will omit to state any material fact required to be stated therein or necessary to make such representation or warranty or statement not misleading.


                                   ARTICLE IV
                                   ----------

                         Representations and Warranties
                         ------------------------------
                                  of the Bank
                                  -----------

    4.01  The Bank represents and warrants to the Purchaser that:

          (a) Organization, Good Standing and Authority.  The Bank is a bank
              -----------------------------------------
duly organized, validly existing and in good standing under the laws of Virginia and has full corporate power and authority to carry on its business as now conducted and to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the issuance, transfer, conveyance and sale of the Purchased Shares to the Purchaser, the issuance, transfer, conveyance and sale of the Conversion Shares upon conversion of the Preferred Stock, and the consummation of the transactions contemplated hereby have been effectively authorized on the part of the Bank by the Board of Directors of the Bank. This Agreement has been duly executed and delivered by an authorized officer of the Bank and, assuming due execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Bank enforceable against it in accordance with its terms, except as enforcement thereof may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the effect of applicable bankruptcy, receivership, conservatorship, insolvency, moratorium and other similar laws of general application relating to or affecting creditors' rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers.

          (b) Capital Stock.  The authorized capital stock of the Bank on the
              -------------
date hereof consists of (i) 5,000,000 shares of common stock, par value $2.50 per share (the "Common Stock"), of which 2,702,538 shares are issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $5.00 per share of which no shares are issued and outstanding. All issued and outstanding shares of Common Stock have been validly authorized and issued and are validly outstanding, fully paid and nonassessable, and no such outstanding shares were issued in violation of any preemptive rights, nor do any such shares have a claim to preemptive rights. No shares of Common Stock are held in the treasury of the Bank. The Bank has reserved for issuance, as of the date hereof, shares of Common Stock sufficient at all times for issuance pursuant to the conversion of the Purchased Shares and no other shares of capital stock have been reserved for any purpose, except for (i) 262,895 shares of Common Stock in connection with the Bank's 10% Convertible Subordinated Capital Notes due August 31, 2002 ("Convertible Notes"), (ii) 209,637 shares of Common Stock in connection with the Bank's 1985 Stock Option Plan, (iii) 157,500 shares of Common Stock in connection with the Bank's 1993 Incentive Stock Plan and (iv) 234,547 shares of Common Stock in connection with the Bank's Dividend Reinvestment and Stock Purchase Plan. There are no other outstanding warrants, options, rights, calls or commitments of any kind relating to, or any presently effective agreements or understandings with respect to, the capital stock of the Bank, whether issued or unissued, or securities convertible into capital stock of the Bank, other than as contemplated by this Agreement. The Bank is not a party to or bound by, any contract, indenture, agreement or instrument, or any note, debenture, bond or other security, under the terms of which or pursuant to which, the Bank's right to declare or pay dividends on the Common Stock or the Preferred Stock or to redeem the Preferred Stock in accordance with the terms thereof is restricted.

          (c) Agreement Not in Breach of Other Instruments.  The execution,
              --------------------------------------------
delivery and performance of this Agreement, the issuance, transfer, conveyance and sale of the Purchased Shares to the Purchaser, the issuance, transfer, conveyance and sale of the Conversion Shares upon conversion of the Preferred Stock, and the consummation of the transactions contemplated hereby, will not violate, or result in a breach of, any of the terms or provisions of, or constitute a default under, or conflict with, any material agreement, mortgage, indenture, deed of trust, lease, loan agreement or other agreement or instrument to which the Bank is a party or by which it is bound, the charter or bylaws or similar documents of the Bank or any judgment, decree, order, writ, award or injunction of any court, governmental body or arbitrator, or any law, rule or regulation applicable to the Bank.

          (d) Consents and Approvals.  The Bank has obtained, or will have
              ----------------------
obtained by the Initial Closing Date, all consents, approvals or authorizations from all governmental entities or otherwise, prescribed by any law, rule, regulation, contract or agreement which may be required for the execution, delivery and performance of this Agreement by the Bank, the issuance, transfer, conveyance and sale of the Purchased Shares to the Purchaser, the issuance, transfer, conveyance and sale of the Conversion Shares upon conversion of the Preferred Stock, and the consummation by the Bank of the transactions contemplated hereby. No consent or approval of the Bank's stockholders is required by law or the Bank's charter or bylaws or similar documents of the Bank or by the rules for quotation of the Common Stock on NASDAQ for the execution, delivery and performance by the Bank of this Agreement, including without limitation the issue and sale of the Purchased Shares and the Conversion Shares, and the performance of the terms of the Preferred Stock, except that approval of the Bank's stockholders would be required under the rules for quotation of the Common Stock on NASDAQ for the issuance of any Conversion Shares (i) if such issuance would result in a change in control of the Bank, or (ii) in an amount equal to 20% or more of the Bank's outstanding Common Stock for less than the greater of book or market value of the Common Stock.

          (e) Authorization of Stock.  The Purchased Shares have been duly and
              ----------------------
validly authorized and, when the Purchased Shares are issued and paid for by the Purchaser as contemplated by this Agreement, the Purchased Shares will be validly issued and outstanding, fully paid and nonassessable and will not have been issued in violation of any preemptive rights. Upon consummation of the purchase contemplated hereby, the Purchaser will acquire from the Bank good and marketable title to the Purchased Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever, except those imposed by the Purchaser; provided, however, that subsequent transfers by the
                          --------  -------
Purchaser may be subject to compliance with applicable laws and the terms of this Agreement. The Common Stock to be issued upon conversion of the Preferred Stock has been duly and validly authorized and, when issued upon conversion of the Preferred Stock, will be validly issued and outstanding, fully paid and nonassessable and will not have been issued in violation of any preemptive rights. Upon the conversion of the Preferred Stock, the Purchaser will acquire from the Bank good and marketable title to such Common Stock, free and clear of all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever, except those imposed by the Purchaser; provided, however, that subsequent transfers by
                                --------  -------
the Purchaser may be subject to compliance with applicable laws and the terms of this Agreement.

          (f) Corporate Documents.  True and correct copies of the charter and
              -------------------
bylaws of the Bank, certified by an appropriate officer of the Bank, have been delivered to the Purchaser and such charter and bylaws have not been amended since the respective dates of certification thereof, nor have the Board of Directors or the stockholders of the Bank taken any action for the purpose of effecting the amendment or modification of such charter or bylaws. The deposit accounts of the Bank are insured by the FDIC to the maximum extent permitted by federal law. The Bank has made all filings required to be made by applicable law with the FDIC and any other federal or state governmental authority, all of which complied when filed in all material respects with applicable banking laws and regulations. The Bank has previously delivered to the Purchaser true and complete copies of all reports, schedules, registration statements and definitive proxy statements filed by the Bank with the FDIC since December 31, 1987, and all other material reports filed by the Bank with any federal or state governmental authority since December 31, 1987.

          (g) Compliance with Law and Agreements.  The Bank is not in default
              ----------------------------------
under or in violation of any provision of its charter or bylaws or any note, bond, indenture, mortgage, deed of trust, loan agreement or any other agreement to which it is a party or by which it is bound or to which any of its properties or assets is subject, other than such defaults or violations as would not, in the aggregate, have a material adverse effect on the business, operations, prospects or financial condition of the Bank, and the Bank is not in violation of any statute, rule, regulation, order, writ, decree or injunction of any court or governmental agency or body having jurisdiction over it or any of its properties which if enforced would have a material adverse effect on the business, operations, prospects or financial condition of the Bank. Bank has not received notification from any agency or department of federal, state or local government (i) asserting a violation of any such statute, regulation, or order, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. The Bank is not subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and has not received any communication requesting that it enter into any of the foregoing.

          (h) Legal Proceedings.  There are no legal, administrative,
              -----------------
arbitration or other proceedings, claims or actions or governmental investigations or reviews of any nature with respect to the Bank or to which any of its assets are subject and, to the best of the Bank's knowledge, there is no reasonable basis for, and there has not been threatened, any such proceeding, claim, action or governmental investigation or review with respect to the Bank
(i) which, if adversely determined, would be reasonably likely to, either individually or in the aggregate, have a material adverse effect, or (ii) which could have a material adverse effect on the ability of the Bank to consummate the transactions contemplated hereunder or to issue the Purchased Shares or the Conversion Shares upon conversion of the Preferred Stock. The Bank is not subject to any order, judgment or decree which is reasonably likely to have a material adverse effect.

          (i) Financial Statements.  The Bank has delivered to the Purchaser
              --------------------
audited financial statements for the fiscal years ended December 31, 1991, December 31, 1992 and December 31, 1993 ("Financial Statements"). Each of the balance sheets included in the Financial Statements (including any related notes and schedules) fairly presents the financial position of the Bank as of its date and each of the statements of income, cash flows and of changes in shareholders' equity included in the Financial Statements (including any related notes and schedules) fairly presents the results of operations, cash flows and changes in shareholders' equity, as the case may be, of the Bank for the period set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the period involved, except as may be noted therein. Except as set forth in the Financial Statements, the Bank has no indebtedness, obligation or liability (contingent or otherwise) that, either alone or when combined with all similar obligations or liabilities, would be material to the Bank, and there does not exist a set of circumstances that, to the knowledge of the Bank, could reasonably be expected to result in any such material indebtedness, obligation or liability. The Bank has not suffered any material adverse change in its business, financial condition or results of operations since December 31, 1993.

          (j) No Broker.  Except for Alex. Brown & Sons Incorporated ("Alex
              ---------
Brown"), no broker or finder has acted for the Bank in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fees or other commission in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of the Bank. The Bank has fully disclosed to the Purchaser all financial agreements, arrangements and understandings with Alex Brown.

             (k) No Misleading Statements, etc.  No representation or warranty
                 -----------------------------
made by the Bank in or pursuant to this Agreement and no statement by the Bank in any certificate, agreement, schedule or other document furnished or to be furnished to the Purchaser or to any federal or state governmental agency in connection with this Agreement and the transactions contemplated hereby contains or will contain as of their respective dates any untrue statement of material fact or omits or will omit to state any material fact required to be stated therein or necessary to make such representation or warranty or statement not misleading. No reports or documents, copies of which are referred to herein as being furnished to the Purchaser pursuant hereto, as of their respective dates contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein not misleading.


                                   ARTICLE V
                                   ---------

                    Covenants and Undertakings of the Bank
                    --------------------------------------

       5.01  Resolutions of the Bank.  The Bank shall promptly furnish to the
             -----------------------
Purchaser copies of resolutions dated on or before the date hereof, certified by its secretary or assistant secretary as having been duly adopted by its Board of Directors authorizing and approving the execution and delivery of this Agreement by the Bank and authorizing the officers of the Bank to do all things necessary to carry out and complete the terms and provisions hereof and thereof. Such resolutions shall include authorization of the issuance of the Purchased Shares (having the terms set forth in Exhibit A hereto) and authorization of the reservation of shares for and issuance of the Common Stock to be issued upon conversion of the Purchased Shares.

       5.02  Assistance.  The Bank shall use its best efforts to apply for and
             ----------
obtain and to assist the Purchaser in applying for and obtaining such approvals of governmental authorities as may, at any time, be required, in the opinion of the Purchaser, to be obtained by the Bank or the Purchaser to authorize the transactions contemplated by this Agreement, including without limitation the issuance and delivery of the Purchased Shares and the Conversion Shares. The Bank shall furnish to the Purchaser all information (complying with the representation and warranty set forth in Section 4.01(k) hereof) concerning the Bank required for use in any application or statement to be made by the Purchaser to any governmental body in connection with the transactions contemplated by this Agreement. In the event of any pending or threatened legal action or proceeding seeking to challenge the legality or validity of the transactions contemplated by this Agreement, the Bank shall not provide any assistance with respect to, and shall vigorously defend, any such legal actions or proceeding (provided, however, that the foregoing shall not preclude the Bank
               --------  -------
from entering into a settlement of or otherwise resolving such legal action or proceeding if the Bank deems it advisable to do so).

       5.03  Financial Statements.  The Bank shall maintain its books and
             --------------------
records in accordance with generally accepted accounting principles as well as any regulatory reporting requirements required by the FDIC. The Bank shall further maintain its books and records in the usual, regular and ordinary manner. Promptly following the filing thereof, the Bank shall deliver to the Purchaser copies of all reports filed with the FDIC. Promptly following the issuance thereof, the Bank shall deliver to the Purchaser copies of all press releases issued by the Bank.

       5.04  Notification of Proceedings.  The Bank shall notify the Purchaser
             ---------------------------
promptly of any proceedings, claims, actions or governmental investigations or reviews which relate to the transactions contemplated by this Agreement.

       5.05  Registration Rights.  In the event offers or sales of Common Stock
             -------------------
shall become subject to registration or filing requirements under the 1933 Act, as amended, or similar regulations of any banking or other governmental agency, the Bank shall enter into a registration rights agreement with the Purchaser, containing standard terms and conditions, whereby the Bank shall agree to provide "piggy-back" registration rights upon request by the Purchaser.

       5.06  Stock Exchange Listing.  The Bank shall use its best efforts to
             ----------------------
maintain the quotation of the Common Stock on the NASDAQ National Market System. Effective upon issuance of the Conversion Shares, the Bank shall cause the Conversion Shares to be approved for quotation on the NASDAQ National Market System and any national securities exchange on which shares of Common Stock may at such time be listed.

       5.07  Reservation of Shares of Common Stock; Shareholder Approval.  The
             -----------------------------------------------------------
Bank shall at all times maintain authorized and unissued shares of Common Stock in an amount equal to two times the maximum number of shares of Common Stock into which the Preferred Stock would be convertible assuming the Commitment were exercised in full. If, at the time of a Change in Control Event (as defined in Exhibit A hereto), shareholder approval of the issuance of Common Stock upon conversion of the Preferred Stock would be required under applicable law or the rules for quotation of Common Stock on NASDAQ or of any national securities exchange on which the Common Stock is listed, the Bank shall seek to obtain the requisite shareholder approval as promptly as practicable after the occurrence of such Change in Control Event.

       5.08  Issuance of Additional Preferred Stock.  Without the prior written
             --------------------------------------
consent of the Purchaser, the Bank shall not issue any shares of Preferred Stock or other preferred stock of the Bank ranking on a parity with the Preferred Stock except as contemplated by this Agreement or in widely dispersed public offering or in a private offering in which no person would acquire more than 5% of the preferred stock sold in such offering.

                                   ARTICLE VI
                                   ----------

                  Covenants and Undertakings of the Purchaser
                  -------------------------------------------

       6.01  Confidentiality.  The Purchaser shall keep confidential all
             ---------------
information and documents furnished to it by or on behalf of the Bank and not use the same to its competitive advantage (other than as contemplated by this Agreement or evaluation of any other transaction with the Bank), and shall cause its Affiliates, agents, representatives, investors and employees to keep confidential all such information and documents furnished to them by such Purchaser and not use the same to their advantage (other than as contemplated by this Agreement), except (i) to the extent such information or documents are or thereafter become lawfully obtainable from other sources or are in the public domain through no fault on its or their part, (ii) to the extent such information or documents are required to be disclosed by the Purchaser pursuant to an order of a court of competent jurisdiction, provided, however, that the
                                                  --------  -------
Bank is provided prompt notice to the extent permitted by law so that it may seek a protective order or other appropriate remedy, or (iii) as is consented to in writing by the Bank.

       6.02  Transfer of Shares.  The Purchaser agrees that it shall not
             ------------------
transfer, sell or otherwise hypothecate the Purchased Shares, except with the prior written consent of the Bank. Subsequent to the conversion of the Purchased Shares into Common Stock, the Purchaser agrees that it shall not transfer, sell or otherwise hypothecate the Conversion Shares, except in the open market or in a public or private offering, and shall not sell the Conversion Shares to a single purchaser without the written consent of the Bank.

       6.03  Disposition of Shares.
             ---------------------

             (a) The Purchaser understands and agrees that neither the Purchased Shares nor the Conversion Shares have been registered under either the 1933 Act or any applicable state securities laws (the "State Acts") and may not lawfully be sold or otherwise disposed of for value except upon registration of such transfer in accordance with the securities registration requirements of the 1933 Act and any applicable State Acts, or pursuant to an exemption from such registration requirements.

             (b) Any certificates evidencing the Purchased Shares and the Conversion Shares acquired hereby shall be imprinted with a conspicuous legend in substantially the following form:

                   The securities represented by this certificate have not been registered under either the Securities Act of 1933 (the "Act") or applicable state securities laws (the "State Acts") and shall not be sold or otherwise disposed of for value by the holder hereof except upon registration of such sale or disposition in accordance with the securities registration requirements of the Act or of any applicable State Acts, or pursuant to an exemption from such registration requirements.

                   The securities represented by this certificate were acquired pursuant to a Preferred Stock Purchase Agreement dated ____________, 1994 between BB&T Financial Corporation and Bank, which agreement contains provisions restricting the transferability of such securities. A copy of such agreement is available at the principal offices of Bank and should be reviewed carefully before any person seeks to acquire such securities.

       6.04  Notification of Proceedings.  The Purchaser shall notify the Bank
             ---------------------------
promptly of any proceedings, claims, actions or governmental investigations or reviews which relate to the transactions contemplated by this Agreement.


                                  ARTICLE VII
                                  -----------

                      Conditions Precedent to Obligations
                               of the Purchaser
                      -----------------------------------

       7.01 The obligations of the Purchaser under this Agreement to be performed at the Initial Closing and any Subsequent Closing shall, at the option of the Purchaser, be subject to the satisfaction, on or prior to such Initial Closing or Subsequent Closing, as the case may be, of the following conditions:

             (a) No Misrepresentation or Breach of Covenants and Warranties.
                 ----------------------------------------------------------
There shall have been no material breach by the Bank in the performance of any of its covenants and agreements contained or referred to herein; each of the representations and warranties of the Bank, shall be true and correct in all material respects as of the Initial Closing Date and the Subsequent Closing Date, as the case may be, as though made as of each such date and there shall have been delivered to the Purchaser a certificate or certificates to the foregoing effect dated as of each such date and signed by the chief executive officer of the Bank.

          (b) Opinion of Counsel for the Bank.  The Purchaser shall have
              -------------------------------
received from counsel for the Bank an opinion, dated the date of the Initial Closing or the Subsequent Closing, as the case may be, in form and substance satisfactory to the Purchaser and its counsel, addressing the matters set forth in Exhibit B hereto.

          (c) No Restraint.  No order by a court of competent jurisdiction shall
              ------------
have been issued which would restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

          (d) Bank Holding Company Act.  Purchaser shall have obtained written
              ------------------------
confirmation (i) from the Federal Reserve that the transactions contemplated hereunder do not require approval under the Bank Holding Company Act or the Federal Reserve's regulations, thereunder and that upon consummation of the transactions contemplated hereunder the Purchaser would not be deemed to control the Bank for purposes of the Bank Holding Company Act or the Federal Reserve's regulations thereunder and (ii) from the Virginia State Corporation Commission that the transactions contemplated hereunder do not require approval under Chapter 15 of the Code of Virginia.

          (e) Regulatory Consents.  The Bank shall have received any consents,
              -------------------
authorizations, orders and approvals of, and made any filings and registrations with, any United States or state governmental commission, board or other regulatory body, required for or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (f) Additional Documents.  The Bank shall have delivered such
              --------------------
additional documents evidencing satisfaction of the conditions specified in this
Article VII as may be reasonably requested by the Purchaser or its counsel.

          (g) Cross Liability.  Purchaser shall have obtained either (i) written
              ---------------
confirmation from the FDIC that the purchase of Preferred Stock pursuant to this Agreement will not cause the Purchaser or any of its Affiliates to be under "common control" with the Bank for purposes of Section 1815(e) of the Federal Deposit Insurance Act or any regulations promulgated thereunder, or (ii) if such common control exists, a written waiver from the FDIC of any liability resulting therefrom.


                                 ARTICLE VIII
                                 ------------

                      Conditions Precedent to Obligations
                                  of the Bank
                      -----------------------------------

    8.01 The obligations of the Bank under this Agreement to be performed at the Initial Closing and any Subsequent Closing, shall, at the option of the Bank, be subject to the satisfaction, on or prior to such Initial Closing or Subsequent Closing, as the case may be, of the following conditions:

          (a) No Misrepresentation or Breach of Covenants and Warranties.  There
              ----------------------------------------------------------
shall have been no material breach by the Purchaser in the performance of any of its covenants and agreements contained or referred to herein; each of the representations and warranties of the Purchaser contained or referred to in this Agreement shall be true and correct in all material respects as of the Initial Closing Date and the Subsequent Closing Date, as the case may be, as though made as of such date and there shall have been delivered to the Bank a certificate or certificates to such effect, dated as of each such date and signed by the President or Senior Executive Vice President of the Purchaser.

          (b) Opinion of Counsel for the Purchaser.  The Bank shall have
              ------------------------------------
received from counsel for the Purchaser (who may be an employee of the Purchaser) an opinion, dated the date of the Initial Closing or the Subsequent Closing, as the case may be, in form and substance satisfactory to the Bank and its counsel, addressing the matters set forth in Exhibit C hereto.

          (c) No Restraint.  No order by a court of competent jurisdiction shall
              ------------
have been issued which would restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

          (d) Regulatory Consents.  The Purchaser shall have received any
              -------------------
consents, authorizations, orders and approvals of, and made any filings and registrations with, any United States or state governmental commission, board or other regulatory body, required for or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (e) Additional Documents.  The Purchaser shall have delivered such
              --------------------
additional documents evidencing satisfaction of the conditions specified in this
Article VIII as may be reasonably requested by the Bank or its counsel.

                                  ARTICLE IX
                                  ----------

                                  Termination
                                  -----------

       9.01  Mutual Agreement.  This Agreement shall terminate on December 31,
             ----------------
2000, and may be earlier terminated:

             (a) at any time by mutual written agreement of the parties;

             (b) upon non-renewal or termination of the Commitment as provided in Section 2.01(b) or Section 5.07 hereof;

             (c) at any time by the Purchaser in writing, if the Bank has, or by the Bank in writing, if the Purchaser has, in any material respect, breached (i) any covenant or undertaking contained herein or (ii) any representation or warranty contained herein, and in case of (ii), if such breach has not been cured 30 days after the date on which written notice of such breach is given to the party committing such breach;

             (d) on the Initial Closing Date or any Subsequent Closing Date, by any party hereto in writing, if any of the conditions precedent to the obligations of such party to consummate the transactions contemplated hereby have not been satisfied or fulfilled; or

             (e) by any party hereto in writing, if the Initial Closing Date has not occurred by the close of business on June 30, 1994.

       9.02  Effect of Termination.  Upon termination of this Agreement pursuant
             ---------------------
to this Article IX, each party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and neither party shall have any liability to the other arising out of this Agreement, provided that nothing set forth in this Section 9.02 shall relieve any party who has breached its obligations under this Agreement from any liability arising by virtue of such breach and provided further that the provisions of Section 6.01 and, so long as the Preferred Stock is outstanding, Sections 5.05 through 5.08, shall continue in effect notwithstanding any such termination.


                                   ARTICLE X
                                   ---------

                                 Miscellaneous
                                 -------------

       10.01 Notices.  All notices, requests, demands and other communications
             -------
hereunder shall be in writing and shall be delivered personally, by first-class, certified or registered mail or by Federal Express or any other reputable overnight courier service, addressed as follows:

If to the Purchaser:
- -------------------

       BB&T Financial Corporation
       223 West Nash Street
       Wilson, North Carolina  27893

       Attention:  Scott E. Reed


If to the Bank:
- --------------

       Commerce Bank
       5101 Cleveland Street
       Virginia Beach, VA  23462

       Attention:  G. Robert Aston, Jr.


Either party may change the persons required to receive notices, requests, demands or other communications hereunder or its or his or her address by sending a notice of such change to the other party in accordance with the provisions of this Section 10.01. All notices, requests, demands and other communications hereunder shall be deemed delivered when received by all persons entitled to their receipt.

       10.02 Assignability and Parties in Interest.  This Agreement shall not be
             -------------------------------------
assignable by either of the parties hereto without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. No third party shall be entitled to a benefit hereunder nor be entitled to sue in law or in equity to enforce any part of this Agreement.

       10.03 Governing Law.  This Agreement shall be governed by, and construed
             -------------
and enforced in accordance with, the internal laws, and not the laws pertaining to choice or conflicts of laws, of the State of Virginia. Each of the parties hereto irrevocably consents that any legal action or proceeding against it or any of its property with respect to this Agreement may be brought in any court of the State of Virginia or any Federal court of the United States of America in each case located in Virginia, or both, and by the execution and delivery of this Agreement each party hereto hereby accepts with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Service of all complaints and other papers in connection with any such action or proceeding may be made in accordance with Section 10.01 hereof and each party agrees that service in such manner shall be adequate for all such purposes.

       10.04 Counterparts.  This Agreement may be executed simultaneously in one
             ------------
or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

       10.05 Best Efforts.  Subject to the terms and conditions herein provided,
             ------------
each of the parties hereto agrees to use its best efforts and to cooperate with the other party as promptly as practicable to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including without limitation, filing appropriate applications to obtain all necessary approvals, consents, waivers and other regulatory approvals, to consummate, as soon as practicable, the transactions contemplated by this Agreement, and to continue the prosecution of such applications in good faith.

       10.06 Publicity.  Except as may be required by law as advised by a
             ---------
written opinion of counsel, neither party shall issue any press release or make any other public announcement or comment relating to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld.

       10.07 Complete Agreement.  This Agreement and the Exhibits hereto
             ------------------
delivered pursuant hereto contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and, except as provided herein, supersede all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings.

       10.08 Amendments and Waivers.
             ----------------------

             (a) This Agreement and all Exhibits hereto may be amended only by a writing signed by the Bank and the Purchaser.

             (b) No delay or omission on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right hereunder or operate to constrain the rights of any other parties hereunder. No waiver of any one right shall operate as a waiver of any subsequent right.

       10.09 Interpretation.  The headings contained in this Agreement are for
             --------------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       10.10 Severability.  Any provision of this Agreement which is invalid,
             ------------
illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

       IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

                                                 BB&T FINANCIAL CORPORATION

ATTEST:

/s/ Harllee W. Lyon                              By:/s/ Scott E. Reed
- --------------------------                          ---------------------------
Harllee W. Lyon                                     Scott E. Reed
Assistant Secretary                                 Senior Executive Vice
                                                      President and Treasurer


                                                 COMMERCE BANK

ATTEST:

/s/ Brenda P. Harper                             By:/s/ G. Robert Aston, Jr.
- --------------------------                          ---------------------------
Brenda P. Harper                                    G. Robert Aston, Jr.
Assistant Corporate                                 President and Chief
  Secretary                                           Executive Officer

                                                                       EXHIBIT A


                                 NONCUMULATIVE
                           PREFERRED STOCK, SERIES A

       I.  Designation and Number, Issuance.
           --------------------------------

       This series is designated the Non-Cumulative Preferred Stock, Series A, par value $5.00 per share (hereinafter called the "Series A Preferred Stock" or this "Series") of Commerce Bank (the "Bank"). The number of shares constituting this Series shall be up to one hundred twenty thousand (120,000). Such number may be increased or decreased at any time or from time to time in accordance with law up to the maximum number of shares of Preferred Stock authorized to be issued under the charter of the Bank, as amended, less all shares at the time authorized of any other series of preferred stock; provided that no decrease shall reduce the number of shares of this Series to a number less than that of the shares then outstanding. Shares of this Series will be dated as of the date of issue.

       II.  Preference.
            ----------

       The preferences of each share of Series A Preferred Stock with respect to dividend payments or distributions upon the voluntary or involuntary liquidation, dissolution or winding up of the Bank (herein referred to as "liquidation"), as the case may be, will be in every respect on a parity with the preferences of every other share of Series A Preferred Stock as to dividend payments or upon liquidation. The rights of the Series A Preferred Stock will not be junior to the rights of any other class or series of capital stock of the Bank as to dividend payments or upon liquidation.

       III.  Voting Rights.
             -------------

       Except as otherwise required by law, the holders of shares of Series A Preferred Stock shall have no voting rights.

       IV.  Dividends.
            ---------

       4.01.  Rights To Receive Dividends.  The holders of shares of this Series
              ---------------------------
shall be entitled to receive, when, as and if declared by the Board of Directors of the Bank, out of funds legally available therefor, noncumulative dividends in cash at the rate per annum payable as set forth in this Section IV.

       4.02.  Noncumulative Dividends and Dividend Rate.
              -----------------------------------------

       (a) Dividends on the shares of this Series shall be paid in cash and shall be noncumulative; therefore, if a dividend on the shares of this Series with respect to any Dividend Period (as defined below) is not declared by the Board of Directors of the Bank, the Bank shall have no obligation at any time to pay a dividend on the shares of this Series in respect of such Dividend Period.

       (b) The annual dividend rate on each share of this Series shall be the Liquidation Value (as defined in Section 5.01 hereof) multiplied by a percentage as follows: (i) from the date of issuance through December 31, 1996, 6.75%; and
(ii) beginning on January 1, 1997 (or, if later, the date of issuance), 275 basis points over the most recently reported interest rate for the three-year Constant Maturity Treasury Note (as quoted on Telerate page 7052, or a comparable source if such source is not available) on the last business day prior to the Dividend Payment Date, but not more than 11.0% (the "Maximum Dividend Rate") or less than 5.0%. Dividends shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date"). Each period beginning on the later of the date of issuance or the day next following a Dividend Payment Date and ending on the next succeeding Dividend Payment Date shall be a "Dividend Period."

       (c) No full dividends shall be declared or paid or set apart for payment on any other preferred stock of the Bank in respect of any dividend period unless, (i) except with respect to any series of preferred stock that at that time pays dividends on a periodic basis different from that of the Series A Preferred Stock, full dividends on all outstanding shares of this Series for the then-current Dividend Period shall have been paid in full or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment, and (ii) with respect to any series of preferred stock that at that time pays dividends on a periodic basis different from that of the Series A Preferred Stock, full dividends on all outstanding shares of this Series for the immediately preceding Dividend Period have been declared and paid. Holders of the shares of this Series shall not be entitled to any dividends, whether payable in cash or stock, in excess of the noncumulative dividends declared by the Board of Directors as set forth in this Section IV.

       (d) Except as provided in Section 4.02(c), if full dividends on all outstanding shares of this Series at the rate per share set out in this Section
4.02 shall not have been declared and paid or set aside for payment for the immediately preceding Dividend Period, the Bank shall not, until full dividends have been declared and paid or set aside for payment on all outstanding shares of this Series for a subsequent Dividend Period, (i) declare or pay or set aside for payment any dividends (other than a dividend in Common Stock or in any other securities ranking junior to this Series as to dividends and upon liquidation of the Bank) or make any other distribution or payments on the Common Stock or any other securities of the Bank ranking junior to shares of this Series with respect to the payment of dividends or upon liquidation or (ii) make any payment on account of the purchase, redemption or other retirement of, or pay or make available any monies for a sinking fund for the redemption of, any shares of Common Stock or such other securities ranking junior to this Series except by conversion into or exchange for securities of the Bank ranking junior to this Series as to dividends and upon liquidation.

       V.  Liquidation Rights.
           ------------------

       5.01.  Payment Upon Liquidation.  In the event of any liquidation,
              ------------------------
dissolution or winding up of the Bank, whether voluntary or involuntary, the holders of outstanding shares of this Series shall be entitled to receive out of the assets of the Bank, or the proceeds thereof, before any payment or distribution shall be made on the Common Stock or any other class of capital stock, upon liquidation, a liquidation distribution in the amount of $100.00 (the "Liquidation Value") per share of this Series plus an amount per share equal to all accrued and unpaid dividends thereon for the then-current Dividend Period pro rated based on the number of days elapsed during such Dividend Period prior to the date of final distribution to such holders (collectively, the "Liquidation Amount"). After payment of the full amount of such Liquidation Amount, the holders of this Series shall not be entitled to any further participation in any distribution of assets of the Bank.

       5.02.  Insufficient Assets.  If, upon any liquidation, dissolution or
              -------------------
winding up of the Bank, whether voluntary or involuntary, the assets of the Bank, or proceeds thereof, distributable among the holders of the shares of this Series shall be insufficient to pay in full the Liquidation Amount set forth in
Section 5.01 then such assets, or the proceeds thereof, shall be distributed among the holders of this Series ratably in accordance with the respective amounts which would be payable on such shares of this Series if all amounts payable thereon were paid in full.

       5.03.  Payments on Securities Ranking Junior.  In the event of any such
              -------------------------------------
liquidation, dissolution or winding up of the Bank, whether voluntary or involuntary, unless and until payment in full is made to the holders of all outstanding shares of this Series of the Liquidation Amount pursuant to Section 5.01, no dividend or other distribution or payment shall be made to the holders of the Common Stock or any other class of securities ranking upon liquidation junior to the shares of this Series, and no purchase, redemption or other acquisition for any consideration by the Bank shall be made in respect of the shares of the Common Stock or such other class of securities.

       5.04.  Definition of Liquidation.  Neither the consolidation nor merger
              -------------------------
of the Bank into or with another bank, bank holding company or corporation, nor the sale, lease or exchange (for cash, shares of equity stock, securities or other consideration) of all or substantially all of the property and assets of the Bank, shall be deemed to be a liquidation, dissolution or winding up of the Bank within the meaning of this Article V.

       VI.  Redemption.
            ----------

       6.01. Authorization for Redemption and Redemption Price.
             -------------------------------------------------


       (a) The Bank may, at its option, redeem the shares of this Series, in whole but not in part, at any time on or after December 31, 1996 at the applicable Redemption Price.

       (b) The Bank may, at its option, redeem the shares of this Series, in whole and not in part, at any time on or after a Change in Control Transaction as defined in Article VIII hereof has been consummated. In addition to the Redemption Price, upon (i) a redemption of the Series A Preferred Stock on or after a Change in Control Transaction has been consummated, or (ii) consummation of a Change in Control Transaction within 12 months following the redemption of the Series A Preferred Stock pursuant to Section 6.01(a), the holder(s) of the Series A Preferred Stock at the time of such redemption shall be entitled to be paid the Special Redemption Premium. Notwithstanding the foregoing, the holder(s) of the Series A Preferred Stock shall not be entitled to be paid the Special Redemption Premium pursuant to this Section 6.01(b) during the period any of the following events or conditions shall remain in effect: (1) a Capital Shortfall (as defined in Section 7.01(a)); (2) the Bank has become subject to a formal or informal action, agreement or directive with the Federal Deposit Insurance Corporation ("FDIC") that includes a requirement for the Bank to raise additional capital; or (3) the FDIC has determined that payment of the Special Redemption Premium would limit its ability to take any necessary action to resolve the Bank as a problem or failing institution.

       6.02. Redemption Notice.  In the event the Bank shall redeem shares of
             -----------------
this Series pursuant to Section 6.01(a) or (b), written notice of such redemption (a "Notice of Redemption") shall be given by first class mail, postage prepaid, mailed not less than 15 nor more than 60 days prior to the date set for redemption ("Redemption Date"), to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Bank. Each Notice of Redemption shall state: (1) the Redemption Date; (2) the Redemption Price, the amount of accrued and unpaid dividends per share on the shares to be redeemed, and, if applicable, the Special Redemption Premium; (3) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (4) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date. No defect in the Notice of Redemption or in the mailing thereof or publication of its contents shall affect the validity of the redemption proceedings.

       6.03. Redemption Procedures.  On or after a Redemption Date, each holder
             ---------------------
of shares of this Series that were called for redemption shall surrender the certificate or certificates, if such shares are held at the time of redemption by such holder, evidencing such shares to the Bank at any place designated for such surrender in the Notice of Redemption and shall then be entitled to receive payment of the Redemption Price for each share, all accrued and unpaid dividends thereon and, if applicable, the Special Redemption Premium.

       6.04. Deposit of Redemption Funds.  On the Redemption Date specified in
             ---------------------------
the Notice of Redemption given pursuant to Section 6.02, the Bank shall, and at any time after the Notice of Redemption shall have been mailed and before such Redemption Date, the Bank may deposit for the pro rata benefit of the holders of the shares of this Series so set for redemption the funds necessary for such redemption with a bank or trust company having a capital and surplus of at least $500 million. Any money so deposited by the Bank and unclaimed at the end of two years from the date designated for such redemption shall revert to the general fund of the Bank. After such reversion, such bank or trust company shall, upon demand, pay over to the Bank such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the Bank for payment of the Redemption Price, accrued and unpaid dividends and the Special Redemption Premium, if applicable. Any interest accrued on funds so deposited pursuant to this Section 6.04 shall be paid from time to time to the Bank for its own account.

       6.05. Effect of Redemption.
             --------------------

       (a) If a Notice of Redemption shall have been given, then upon the date of the deposit referred to in the preceding subsection, all rights of holders of the shares so set for redemption shall cease, except the right of holders of such shares to receive the Redemption Price, accrued and unpaid dividends and the Special Redemption Premium, if applicable, against delivery of such shares, if such shares are held at the time of redemption by such holder, but without interest, and such shares shall cease to be outstanding.

       (b) Any shares of this Series which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of preferred stock of the Bank, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

       6.06.  Special Redemption Premium Payment Procedures.  In the event a
              ---------------------------------------------
Change in Control Transaction is consummated within 12 months following the redemption of the Series A Preferred Stock pursuant to Section 6.01(a), the Bank shall, within ten business days following such consummation, pay the Special Redemption Premium by check mailed to the holder(s) of record of the Series A Preferred Stock on the Redemption Date, at such holder's address as it appeared on the stock register of the Bank on such date or such other address as the holder shall have provided to the Bank.

       VII.  Conversion.
             ----------

       7.01.  Authorization for Conversion.
              ----------------------------

       (a) The holder(s) of the Series A Preferred Stock shall have the right, at its (their) option, to convert all such shares into shares of Common Stock within 60 days after the date (the "Report Date") on which the Bank publicly reports, in a report filed with the FDIC or press release, a leverage ratio, as defined in FDIC regulations, of less than the greater of (i) 4.75% or (ii) if the minimum leverage ratio required for the Bank to be deemed adequately capitalized under FDIC regulations is greater than 4.0%, the minimum leverage ratio plus 0.75% (a "Capital Shortfall"; a conversion pursuant to this Section 7.01, a "Capital Shortfall Conversion").

       (b) The holder(s) of the Series A Preferred Stock shall have the right, at its (their) option, to convert all such shares into shares of Common Stock if the Bank elects not to redeem, or is prohibited by applicable law or by the FDIC, the SCC or other applicable federal or state regulatory authority from redeeming, the Series A Preferred Stock on or after a Change in Control Transaction has been consummated (a "Change in Control Conversion").

       7.02.  Conversion Terms and Conditions.  The conversion of the Series A
              -------------------------------
Preferred Stock shall be on and subject to the following terms and conditions:

       (a) Each share of Series A Preferred Stock shall be convertible at the principal executive office of the Bank or at the office of any transfer agent for the Bank's Common Stock, into a number of fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock equal to the Liquidation Value divided by the Conversion Price.

       (b) In order to convert shares of Series A Preferred Stock into Common Stock the holder thereof shall (i) surrender at any office hereinabove mentioned the certificate or certificates therefor, duly endorsed as assigned to the Bank or in blank, and (ii) give written notice to the Bank at such office that he elects to convert such shares in Common Stock. Such surrender shall be made within 60 days of the Report Date in the case of a Capital Shortfall Conversion and within 30 days of the consummation of a Change in Control Transaction in the case of a Change in Control Conversion (provided that if regulatory approval for acquisition of the shares of Common Stock upon conversion has been sought by the holder(s), such period shall be extended to the date 30 days after such approval is obtained).

       (c) No payment or adjustment shall be made upon any conversion on account of any dividends declared and not yet paid on the shares of Series A Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion; provided, however, that holders of the
                                     --------  -------
Series A Preferred Stock shall be entitled to receive any dividend payable to holders of record of shares of Common Stock on a date prior to the date of conversion of their shares of Series A Preferred Stock if such shares are converted prior to the payment date for such dividend.

       (d) Shares of Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time.

       (e) As promptly as practicable on or after the conversion date, the Bank shall issue and shall deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion and cash in lieu of any fraction of a share, as hereinafter provided, to the person or persons entitled to receive the same.

       (f) The Bank shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of shares of the Series A Preferred Stock, two times the full number of shares of Common Stock then deliverable upon the conversion of all shares of the Series A Preferred Stock then outstanding.

       (g) No fractional shares of Common Stock shall be issued upon conversion, but, instead of any fraction of a share which would otherwise be issuable, the Bank shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Conversion Price (as hereinafter defined) at the close of business on the day of conversion.

       (h) In case of any consolidation of the Bank with, or merger of the Bank or share exchange into, any other person, any merger of another person into the Bank (other than a merger or share exchange which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Bank, or any acquisition of 100% of the outstanding Common Stock held by persons other than constituent persons (as hereinafter defined) or affiliates thereof or the Bank (a "Merger Transaction"), lawful provision shall be made as a part of the terms of such Merger Transaction whereby each share of the Series A Preferred Stock shall convert automatically into a share of preferred stock of such other person having terms (including redemption, liquidation and conversion rights) substantially identical to those of this Series and the holder of each share of such preferred stock shall have the right thereafter to convert such share into the kind and amount of securities, cash and other property receivable upon such Merger Transaction by a holder of the number of shares of Common Stock of the Bank into which a share of the Series A Preferred Stock might have been converted at the Conversion Price in effect immediately prior to such Merger Transaction, assuming such holder of Common Stock of the Bank is not a person with which the Bank consolidated or into which the Bank merged or which merged into the Bank or exchanged its shares or to which such sale or transfer was made, as the case may be (a "constituent person"), or an affiliate of a constituent person; provided, however, that if the kind or amount of securities,
                    --------  -------
cash and other property receivable upon such Merger Transaction is not the same for each share of Common Stock held immediately prior to such Merger Transaction by persons other than a constituent person or an affiliate thereof, then for the purposes of this Paragraph (h) the kind and amount of securities, cash and other property receivable upon such Merger Transaction with respect to any share of Common Stock into which a share of the Series A Preferred Stock may be converted shall be deemed to be the kind and amount available (upon election or otherwise) to holders of shares of Common Stock immediately prior to such Merger Transaction other than a constituent person or an affiliate thereof, with such election rights and such other rights and on such other terms and conditions as are applicable to the holders of Common Stock, treating the holders of Series A

Preferred Stock as if they were holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible. The above provisions of this Paragraph (h) shall similarly apply to successive Merger Transactions.

       (i) The Bank will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of the Series A Preferred Stock pursuant hereto. The Bank shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Bank the amount of any such tax, or has established to the satisfaction of the Bank that such tax has been paid.

       VIII.  Definitions of Terms.
              --------------------

       (a)  Any securities of the Bank will be deemed to rank:

              (1) senior to the shares of this Series, either as to dividends or upon liquidation, if the holders of such securities will be entitled to the receipt of dividends payments or of amounts distributable upon dissolution, liquidation or winding up of the Bank, as the case may be, in preference or priority to the holders of shares of this Series;

              (2) on a parity with shares of this Series, either as to dividends or upon liquidation, whether or not the dividends, dividend dates or redemption or liquidation prices per share or optional or mandatory redemption provisions, if any, be different from those of this Series, if the holders of such securities will be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Bank, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such securities and the holders of shares of this Series; and

              (3) junior to shares of this Series, either as to dividends or upon liquidation, if such class shall be common stock or if the holders of this Series will be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Bank, as the case may be, in preference or priority to the holders of such securities.

       (b) The term "Change in Control Event" means any of the following events or transactions:

             (1) any person (other than BB&T Financial Corporation ("BB&T"), or any affiliate of BB&T) shall have commenced a bona fide tender or exchange offer to purchase shares of Common Stock such that upon consummation of such offer such person would own or control, if such person is a depository institution or deposition institution holding company, 25% or more, and in the case of any other person, 50% or more, of the outstanding shares of Common Stock;

             (2) the Bank shall have entered into an agreement with any person (other than BB&T or any BB&T affiliate), or any person (other than BB&T or any BB&T affiliate) shall have filed an application or notice with the FDIC or any other federal or state regulatory agency for clearance or approval, to (x) merge or consolidate, or enter into any similar transaction, with the Bank, (y) purchase, lease or otherwise acquire all or substantially all of the assets of the Bank or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing, if such person is a depository institution or depository institution holding company, 25% or more, and in the case of any other person, 50% or more, of the voting power of the Bank;

             (3) any person (other than BB&T or any BB&T affiliate) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, if such person is a depository institution or depository institution holding company, 25% or more, and in the case of any other person, 50% or more, of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes hereof having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder); or

             (4) any person (other than BB&T or any BB&T affiliate) shall have made a bona fide proposal to the Bank by public announcement or written communication that is or becomes the subject of public disclosure to (x) acquire the Bank by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, (y) purchase or otherwise acquire securities representing, if such person is a depository institution or depository institution holding company, 25% or more, and in the case of any other person, 50% or more, of the voting power of the Bank, or
           (z) make an offer described in clause (1) above;

provided, however, that a Change in Control Event shall not include a reorganization that involves only the acquisition of control of the Bank by a newly formed company that is formed by the Bank for such purpose.

       (c) The term "Change in Control Transaction" shall mean any of the following transactions shall have been consummated:

             (1)  a Merger Transaction as defined in Section 7.02(h) hereof; or

             (2) any person (other than BB&T or any BB&T affiliate) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, if such person is a depository institution or depository institution holding company, 25% or more, and in the case of any other person, 50% or more, of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes hereof having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder);

provided, however, that a Change in Control Transaction shall not include a reorganization that involves only the acquisition of control of the Bank by a newly formed company that is formed by the Bank for such purpose.

           (d) The term "Common Stock" means the common stock, par value $2.50, of the Bank.

           (e) The term "Conversion Price" means the closing market price per share of the Common Stock as quoted on NASDAQ on the Initial Closing Date as defined in the Preferred Stock Purchase Agreement dated April 21, 1994 between the Bank and BB&T, provided that Conversion Price in effect at any time shall be subject to adjustment as follows:

             (1) In case the Bank shall (i) pay a dividend or make a distribution on the Common Stock in shares of its capital stock, (ii) subdivide or reclassify its outstanding Common Stock into a greater number of securities, or (iii) combine or reclassify its outstanding Common Stock into a smaller number of securities, the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of any Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of capital stock of the Bank which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Preferred Stock been converted immediately prior to the happening of such event. An adjustment made pursuant to this subsection (1) shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

             (2) In case the Bank shall fix a record date for the issuance of rights or warrants to all holders of its Common Stock entitling them (within a 45 calendar-day period expiring after such record date) to subscribe for or purchase shares of Common Stock or securities convertible into shares of Common Stock at a price per share (or a conversion price per share) less than the current market price per share of Common Stock (as defined in subsection (4) below) at such record date, the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares which the aggregate offering price of the total number of shares so offered (or the aggregate initial conversion price of the convertible securities so offered) would purchase at such current market price, and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are initially convertible). Such adjustment shall be made successively whenever such a record date is fixed, and shall become effective immediately after such record date. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such current market price, and in determining the aggregate offering price of such shares, there shall be taken into account any consideration received by the Bank for such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board of Directors of the Bank.

             (3) In case the Bank shall fix a record date for making a distribution to all holders of its Common Stock of its obligations, securities or property (excluding cash dividends or distributions paid from retained earnings or consolidated net income of the Bank or referred to in subsection (1) above) or rights or warrants to subscribe or purchase (excluding those referred to in subsection (2) above), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction of which the numerator shall be the current market price per share (as defined in subsection (4) below) of the Common Stock on such record date less the then fair market value (as determined by the Board of Directors of the Bank whose determination shall be conclusive) of the portion of the obligations, securities or property so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator shall be the current market price per share (as defined in subsection (4) below) of the Common Stock. Such adjustment shall be made successively whenever such a record date is fixed and shall become effective immediately after such record date.

             (4) For the purpose of any computation under subsection (2) and (3) above, the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for the 30 consecutive business days commencing 45 business days before the day in question. The closing price for any day shall be (i) if the Common Stock is listed or admitted for trading on any national securities exchange, the last sale price (regular way), or the average of the closing bid and ask prices if no sale occurred, of Common Stock on the principal securities exchange on which the Common Stock is listed, (ii) if not listed as described in (i), the mean between the closing high bid and low asked quotations of Common Stock on NASDAQ, or any similar system or automated dissemination of quotations of securities prices then in common use, if so quoted, or
           (iii) if not quoted as described in clause (ii), the mean between the high bid and low asked quotations for Common Stock as reported by the National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least five of the 10 preceding days. If none of the conditions set forth above is met, the closing price of Common Stock on any day or the average of such closing prices for any period shall be current fair market value of Common Stock as determined by the Board of Directors based upon an independent appraisal.

             (5) No adjustment in the Conversion Price will be required unless such adjustment would require a change of at least 1% in the Conversion Price then in effect; provided, however, that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in determining whether any subsequent adjustment is required. Except as set forth above, the Conversion Price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

             (6) Whenever the Conversion Price is adjusted, as herein provided, the Bank shall promptly file with any conversion agent an officers' certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Promptly after delivery of such certificate, the Bank shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Preferred Stock at such holder's last address appearing on the security register of the Bank.

       (f) The term "Redemption Price" means:

       Prior to
       December 31, 1997         - 104% of Liquidation Value

       December 31, 1997-
       December 30, 1998         - 103% of Liquidation Value

       December 31, 1998-
       December 30, 1999         - 102% of Liquidation Value

       December 31, 1999-
       December 30, 2000         - 101% of Liquidation Value

       On or after
       December 31, 2000         - 100% of Liquidation Value.

       (g) The term "Special Redemption Premium" means an amount equal to 10% of the Liquidation Value of the shares of Series A Preferred Stock redeemed.

                                     - 16 -